Exhibit 10.33

Bioventus LLC 4721 Emperor Blvd., Suite 100 Durham, NC 27703 USA	1-919-474-6700 1-800-396-4325 www.BioventusGlobal.com

November 4, 2013

Re:	Employment Offer

Dear Tony:

I am pleased to offer you employment at Bioventus LLC (“Bioventus” or the “Company”) on the terms set forth in this offer letter agreement (the “Agreement”). This Agreement will be effective on or before January 2, 2014 and is contingent upon favorable background checks and drug screen results, the execution of the enclosed Proprietary Information, Inventions, Non-Solicitation and Non-Compete Agreement and satisfactory review of any non-compete clauses in contracts from past employment.

Employment and Duties

You will be employed in the role of Chief Executive Officer and you shall perform the duties of this role as are customary and as may be required by Bioventus. You will report to the Board of Managers of the company, and you will be based at the headquarters of Bioventus currently located in Durham, NC.

In addition, and without further compensation, you shall serve as a member of the Board. The Chief Executive Officer shall have such duties and responsibilities, commensurate with the Executive’s position, as may be reasonably assigned to the Executive from time to time by the Board, or which are in accordance with the delegations of authority set out by the Board.

During your employment with Bioventus, you will devote your full-time best efforts and business time and attention to the business of Bioventus. The Board of Managers will allow you to continue your current participation on the Board of Directors of two companies other than Bioventus. Any additional or other participation requires the approval of the Board of Managers.

At-Will Employment Relationship

You may terminate your employment with Bioventus at any time and for any reason whatsoever simply by notifying Bioventus. Likewise, Bioventus may terminate your employment at any time, with or without Cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement approved by Bioventus and signed by you and a duly authorized member of Bioventus.

Base Salary and Employee Benefits

Your base salary will be paid at the initial annual rate of $600,000, less payroll deductions and withholdings. You will be paid your base salary on a bi-weekly basis, on Bioventus’ normal payroll schedule. You will be

Anthony P. Bihl III

November 4, 2013

reimbursed for expenses that are normal and customary for your role and follow Bioventus Policies. As an exempt salaried employee, you will be required to work Bioventus’ normal business hours, and such additional time as appropriate for your work assignments and position. You will not be eligible for overtime premiums.

You will also be eligible to receive a grant of equity which will equal 3% (333,330) of the interests available under the Profits Interest Plan (the “Award”). The Profits Interest will follow the following Vesting Schedule: At the first anniversary of the Effective Date, 25% of the Award will vest. Each quarter after the 1st anniversary date of the Effective Date, 6.25% of the Award will vest.

In the event you chose to retire five or more years after the Effective Date of the Award and prior to a Waterfall Event, you will be entitled to “put” your vested Profits Interest to the Company within 120 days of your retirement at a valuation to be determined in accordance with the process set forth in Section 2(b) of the Profits Interest Award Agreement. A copy of the plan will be made available for your review.

You will be eligible to participate in Bioventus’ health and welfare, group insurance, retirement and other employee benefit plans, programs and arrangements (pursuant to the terms and conditions of the benefit plans and applicable policies) as are made generally available from time to time to executives of the Company.

You will be eligible for 20 days of vacation per year. Going forward, you will earn any additional vacation according to the Bioventus vacation policy.

Relocation

This offer will require that you either rent or purchase a residence in the North Carolina area. Bioventus will provide professional assistance and the Bioventus Homeowners Relocation package to assist with the expenses associated with your move. If you purchase a home in the area, Bioventus will provide limit of up to $50,000 in relocation/purchase expenses. Bioventus has engaged the services of Brookfield Relocation Global Solutions, who will assign a Relocation Consultant to work with you during the entire relocation process. You will hear from your consultant by telephone shortly after your move is approved by Bioventus. Please refer to Bioventus Domestic Relocation Policy Summary that outlines coverage specifics. If for any reason you voluntarily resign or are terminated for cause from your position at Bioventus within 24 months after signing this offer, it is understood that you will reimburse the company for the cost of relocation earned. For purpose of this provision “cause” is noted on page three (3) under Certain Definitions.

Please note: In order to manage relocation costs some services and reimbursements are contingent on the use of vendors or brokers specified by Brookfield Relocation Global Solutions. Therefore, you should not contact a real-estate agent or make commitments to any vendor prior to your initial contact by Brookfield Relocation Global Solutions. In addition, you may not utilize or ask to have qualified as a broker any family members.

Annual Performance Bonus and Merit Planning

In this position, you will be eligible to participate in the Bioventus Executive Annual Incentive Plan (AIP) at a target of one hundred (100%) percent of your annual base salary (“Annual Bonus”).

The Executive Incentive Plan will include components of your personal performance as well as Bioventus’ Business Objectives. The terms and conditions of this plan will be set forth in the plan document. Your performance will be reviewed on a yearly basis by the Board of Managers. At that time, your salary will be reviewed along with your performance to determine any adjustment to your base salary. Certain Definitions

Anthony P. Bihl III

November 4, 2013

For purposes of this Agreement, the following definitions will apply:

(1) Definition of Change in Control. A “Change in Control” shall mean the first to occur of any of the following: (A) any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than persons who are owners of the Company on the Effective Date or its affiliates or permitted transferees) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of interests in the Company representing more than 50% of the voting power of the then outstanding interests in the Company, provided that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from the death of an owner, and a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another company and in which the owners of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, interests entitling such owners to more than 50% of all votes to which all owners of the parent company would be entitled in the election of members (without consideration of the rights of any class of membership interests to elect members by a separate class vote); or (B) the consummation of (i) a merger or consolidation of the Company with another company where the owners of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, membership interests (or other equity instruments) entitling such persons to more than 50% of all votes to which all owners of the surviving company would be entitled in the election of members (without consideration of the rights of any class of membership interests to elect members by a separate class vote); (ii) a sale or other disposition of all or substantially all of the assets of the Company; or (iii) a liquidation or dissolution of the Company.

(2) Definition of Cause. “Cause” for the Company to terminate your employment shall exist if you are given written notice detailing the specific Cause and you fail to cure such event to the satisfaction of the Board within 30 days if any of the following occurs: (A) your being convicted (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, violence or dishonesty; (B) your commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (C) your violation of any written and fully executed contract or agreement between you and the Company, including without limitation, breach of your Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”); (D) your gross negligence or willful misconduct, (E) your continued and substantial failure to perform your duties to the Company; or (F) your violation of any material policies, practices, or procedures of Bioventus. The determination that a termination is for Cause shall be made by Bioventus at its sole discretion.

(3) Definition of Good Reason. “Good Reason” for you to terminate your employment shall mean the occurrence of any one of the following events occurring during the two-year period following the date of a Change in Control without either (x) your express prior written consent or (y) full cure within 30 days after you give written notice to the Company: (i) material diminution in duties or responsibilities; (ii) a material reduction in your salary, except for across-the-board salary reductions similarly affecting all senior executive officers of the Company; (iii) the relocation of your principal office, or principal place of employment, to a location more than fifty (50) miles from the location of your principal office or principal place of business as of the Effective Date; or (iv) a failure to pay you earned compensation; provided however, that no event shall constitute grounds for a Good Reason termination unless you terminate your employment within sixty days after such event occurs.

Anthony P. Bihl III

November 4, 2013

Severance Benefits

1. If, at any time, the Company terminates your employment without Cause, other than as a result of your death or disability then you shall receive the following severance benefits (the “Severance Benefits”): (i) twelve (12) months of your base salary in effect on the effective date of termination (the “Termination Date”), less applicable taxes and withholdings This payment shall be made in a lump sum payment and shall be directly deposited into your account on record with the Company’s payroll department, or if there is no account on record, shall be made via a check made out to “Anthony Bihl” and mailed to your last known address in the Company’s records.. This payment shall be paid on or about 60 days following the Termination Date ; (ii) one hundred (100%) of your target Annual Bonus, paid on or about 60 days following the Termination Date (iii) If you timely elect continued coverage under federal COBRA laws or comparable state insurance laws (“COBRA”), then the Company shall pay the COBRA premiums necessary to continue your medical and dental insurance coverage in effect for yourself and your eligible dependents on the termination date for the first twelve (12) months of such coverage (provided that such COBRA reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you become eligible for group health insurance benefits through a new employer).

2. If, at any time, you terminate your employment for Good Reason during the two-year period following a Change in Control, then you shall receive the following severance benefits (the “Severance Benefits”): (i) twenty-four (24) months of your base salary in effect on the effective date of termination (the “Termination Date”), less applicable taxes and withholdings This payment shall be made in a lump sum payment and shall be directly deposited into your account on record with the Company’s payroll department, or if there is no account on record, shall be made via a check made out to “Anthony Bihl” and mailed to your last known address in the Company’s records.. This payment shall be paid on or about 60 days following the Termination Date ; (ii) twenty four months of your target Annual Bonus, paid on or about 60 days following the Termination Date (iii) If you timely elect continued coverage under federal COBRA laws or comparable state insurance laws (“COBRA”), then the Company shall pay the COBRA premiums necessary to continue your medical and dental insurance coverage in effect for yourself and your eligible dependents on the termination date for the first twelve (12) months of such coverage (provided that such COBRA reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you become eligible for group health insurance benefits through a new employer).

Your receipt of the Severance Benefits is conditional upon (a) your continuing to comply with your obligations under your Proprietary Information Agreement; and (b) your delivering to Bioventus within 45 days following the Termination Date (and not revoking) an effective, general release of all known and unknown claims in favor of Bioventus in the form attached as Exhibit B.

Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. After the Termination Date, you shall have no duties or responsibilities that are inconsistent with having a “separation from service” (within the meaning of Section 409A) as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” (as determined under Section 409A) and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which

Anthony P. Bihl III

November 4, 2013

constitutes a “nonqualified deferral of compensation” (within the meaning of Section 409A) and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of Bioventus. To the extent that any reimbursements are taxable to you, any such reimbursement payment due to you shall be paid to you on or before the last day of the calendar year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in one taxable year shall not affect the amount of such reimbursements that you receive in any other taxable year.

Compliance with Proprietary Information Agreement and Bioventus Policies

As a condition of employment, you must sign and comply with Bioventus’ standard Proprietary Information Agreement which prohibits unauthorized use or disclosure of Bioventus’ proprietary information and contains certain post-employment non-competition and non-solicitation obligations, among other obligations. In addition, you will be expected to abide by Bioventus’ Code of Conduct and Bioventus’ policies, as may be changed from time to time at Bioventus’ sole discretion.

Non-Disparagement

During and after your employment, you and Bioventus agree not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the other or is reasonably likely to be harmful to you or Bioventus, or to your or Bioventus’ respective businesses, business reputations or personal reputations; provided, however, that nothing in this Agreement shall restrict either party from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the ordinary course of performing your or its duties during your employment; (e) from rebutting any statement made or written about you or it; or (f) from making normal competitive statements about Bioventus’ business or products.

Outside Activities

Throughout your employment with Bioventus, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or violate the Bioventus Conflict of Interest Policy.

Assignment

This Agreement may be assigned by Bioventus to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Bioventus. Upon such assignment, the rights and obligations of Bioventus hereunder shall become the rights and obligations of such affiliate or successor person. You may not assign your rights or obligations to another entity or person.

Indemnification

Executive shall be entitled to indemnification to the maximum extent permitted by applicable law and the Company’s Operating Agreement, Articles of Incorporation or Bylaws as applicable. At all times during Executive’s employment, the Company shall maintain in effect a directors and officers liability insurance policy with Executive as a covered officer. The Company shall further provide and pay for the defense of any action, arbitration or mediation (collectively, an “Action”) relative to the lawful performance of Executive’s duties or in connection with Executive’s employment at the Company and the existence of such Action or defense shall not provide grounds for termination of Executive’s employment.

Anthony P. Bihl III

November 4, 2013

Miscellaneous

As required by federal law, this offer is contingent upon satisfactory proof of your identity and right to work in the United States. This Agreement, together with your Proprietary Information Agreement and Award Grant], form the complete and exclusive statement of your employment agreement with Bioventus. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Bioventus’ discretion in this Agreement, require a written modification approved by Bioventus. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Bioventus, and inure to the benefit of both you and Bioventus, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina without regard to conflicts of law principles. The parties hereby irrevocably submit to the jurisdiction of the state and federal courts of North Carolina located in or about Raleigh and waive any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile or pdf signatures shall be equivalent to original signatures.

I am very pleased to offer you this position at Bioventus on behalf of the Board of Managers and look forward to your acceptance within the next two days if you accept employment at Bioventus under the terms described above. I would be happy to discuss any questions that you may have about the terms of the offer. It will be a pleasure to work with you and create the future of Bioventus.

Sincerely,

/s/ Guido Neels
Guido Neels
Member, Board of Managers

Understood and Accepted:

/s/ Anthony P. Bihl III	11/5/13
Anthony P. Bihl III	Date

Anthony P. Bihl III

November 4, 2013

PROPRIETARY INFORMATION, INVENTIONS,

NON-SOLICITATION AND NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by Bioventus LLC, its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation paid to me, I hereby enter into this Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Agreement”) and agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose or use any of the Company’s Proprietary Information (defined below), except as such disclosure or use may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, ideas, processes, formulas, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and financial statements, licenses, prices and costs, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining or conducting business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other related non-public information; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other related non-public information; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other nonpublic information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me and I am free to discuss the terms and conditions of my employment with others to the extent permitted by law.

1.3 Third Party Information. I understand that the Company has received and in the future will receive from third parties confidential and/or proprietary knowledge or information (“Third Party Information”). During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

Anthony P. Bihl III

November 4, 2013

2. ASSIGNMENT OF INVENTIONS.

2.1 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A a complete list of all Inventions that I have, alone or jointly with others, conceived or developed prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no such disclosure is attached, I represent that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.2 Assignment of Inventions. Subject to Subsection 2.3, I hereby assign and agree to assign in the future to the Company all my right, title and interest in and to all Inventions (and all Proprietary Rights with respect thereto) made or conceived or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.” The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, trademarks and other intellectual property rights throughout the world.

2.3 Unassigned or Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under North Carolina Statute §§ 66.57.1 and 66.57.2 (hereinafter “Statute 66.57.1-66.57.2”). I have reviewed the notification in paragraph 3 of Exhibit A and agree that my signature acknowledges receipt of the notification.

3. NON-SOLICITATION. During my employment and for a period of twelve (12) months following the termination of my employment with the Company for any reason, I shall not, directly or indirectly:

3.1 solicit or attempt to solicit any Contractor (defined below) or strategic partner of the Company (i) as to which I was informed of any confidential terms in the contract, business arrangement, or negotiation between the Company and such Contractor or strategic partner, or (ii) that is then providing, or is under contract to provide within one (1) year, services to the Company, which would be interrupted or impeded as a result of such solicitation;

3.2 solicit or attempt to solicit, any Customer (defined below) to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company for any purpose, including, but not limited to, the purpose of associating with or becoming a Customer of mine or any entity of which I am or become a partner, stockholder, principal, member, officer, director, employee, agent, trustee or consultant; or

3.3 solicit or attempt to solicit, any Contractor to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company for any purpose, including, but not limited to, the purpose of associating with or becoming a Contractor of mine or any entity of which I am or become a partner, stockholder, principal, member, officer, director, employee, agent, trustee or consultant.

3.4 For purposes of this Agreement, a “Customer” is any person or entity who or which, at any time during the one (1) year prior to the date my employment with the Company ends, (i) was in direct or indirect contact with me or whose identity I learned as a result of my employment with the Company or about which I acquired Proprietary Information and that contracted for or received from the Company any product, service or process; or (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Proprietary Information; or (iii) was solicited by the Company or in consideration or planning to be solicited by the Company in an effort in which I was involved or of which I was or should have been aware.

Anthony P. Bihl III

November 4, 2013

3.5 For purposes of this Agreement, “Contractor” shall mean consultants or independent contractors with whom the Company does business related to my work for the Company.

3.6 For purposes of this Agreement, “Conflicting Services” means any product, service, or process of any person or organization other than the Company that directly competes with a product, service, or process or the like with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information during my employment by the Company.

4. NON-INTERFERENCE. During the period of my employment with the Company and for twelve (12) months thereafter, I shall not, directly or indirectly, solicit or attempt to solicit, any person known to me to be an employee of the Company to terminate his or her employment or other relationship with the Company for any purpose whatsoever.

5. NON-COMPETE PROVISION. I agree that for the one (1) year period after the date my employment ends for any reason, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide, Conflicting Services anywhere in any county in North Carolina, or in any other county in any other state in which the Company transacted its business or the Company marketed its products or services during my employment with the Company and for which I have Proprietary Information that would be pertinent to such Conflicting Services, nor will I assist another person to solicit, perform or provide or attempt to solicit, perform or provide Conflicting Services anywhere in such counties.

6. GENERAL PROVISIONS.

6.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of North Carolina as such laws are applied to agreements entered into and to be performed entirely within North Carolina between North Carolina residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in North Carolina for any lawsuit filed there against me by Company arising from or related to this Agreement.

6.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

6.3 Employment At-Will. I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

6.4 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

Anthony P. Bihl III

November 4, 2013

6.5 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of DATE.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

/s/ Anthony P. Bihl III
Anthony P. Bihl III

ACCEPTED AND AGREED TO:

Bioventus LLC

By:	/s/ Leigh Ann Stradford

Title:	VP of Human Resources 11-15-13

Anthony P. Bihl III

November 4, 2013

EXHIBIT A

PREVIOUS INVENTIONS

TO:	BIOVENTUS LLC

FROM:	ANTHONY P. BIHL II

DATE:	November 4, 2013

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Bioventus, LLC (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies): NA

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

3.	Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with North Carolina General Statute §§ 66.57.1 and 66.57.2 that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

a.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

b.	Result from any work performed by you for the Company.

Anthony P. Bihl III

November 4, 2013

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable. You shall have the burden of establishing that any invention is excluded from assignment to the Company by the preceding paragraph.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.